Administrative services agreement

THIS Agreement is made and entered into this 1st day of January, 2022, by and between Manor Investment Funds (the “Trust”), a Delaware business trust having its principal place of business at 15 Chester Commons, Malvern, PA, and Smithbridge Asset Management, Inc., a Delaware Corporation (“Smithbridge”).

Recitals:

A.       The Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

B.       Smithbridge is a investment advisor registered with the United States Securities and Exchange Commission; and

C.       The Trust desires to avail itself of the experience, assistance, and facilities of Smithbridge and to have Smithbridge perform for the Trust certain services appropriate to the operations of the Trust, and Smithbridge is willing to furnish such services in accordance with the terms hereinafter set forth.

Agreements:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.	DUTIES OF Smithbridge.

Smithbridge Asset Management will provide the Trust with the necessary office space, communication facilities, and personnel to perform the following administrative and professional services for the Trust:

(a)       Accounting, recordkeeping, and portfolio administration of the funds, including, but not limited to:

1)	Monitor and reconcile, as necessary, the Net Asset Value (NAV), shares outstanding, and total assets of the funds on a daily basis;
2)	Monitor and reconcile, as necessary, the daily expense accrual, expense transactions, and expense accrual balances of the funds on a daily basis;
3)	Monitor and record shareholder transactions and other cash flows into and out of the funds on a daily basis;
4)	Monitor all security transactions, including purchase, sale, dividend, and split transactions, and transmit trade information to both the fund administrator and the fund custodian on a timely basis;
5)	Reconcile the internal accounting system of the investment advisor with both the fund administrator and custodian;
6)	Participate and vote in all corporate actions and transmit such information to the fund administrator and fund custodian, as necessary;
7)	Vote in all proxy solicitations, record the voting record, and prepare the voting record for filing with the SEC (Form N-PX);

(b)       Preparation, distribution, and filing of required reporting for the Trust and funds, including, but not limited to:

1)	Prepare the annual registration statement and submit to the fund administrator for filing (Form N-1A, Form 497J, Form 497K);
2)	Prepare and/or review annual and semi-annual reports of the fund and submit to the fund administrator for filing (Forms NCSR & NCSR-A);
3)	Review and approve semi-annual reports as prepared by the fund administrator (Form N-SAR);
4)	Review and approve quarterly reports of fund portfolio holdings (Form N-Q);
5)	Prepare interim reports to shareholders and submit to the fund administrator for filing (Form N-30-D);
6)	Review and approve annual fund sales report (Form 24f-2);
7)	Prepare and submit filing for fidelity bond to the fund administrator for filing (Form 40-17g);
8)	Review and approve state blue-sky registration filings by the fund administrator;

(c)       Manage operational requirements, service providers, insurance coverage for the Trust and funds, including, but not limited to:

1)	Negotiate and retain third-party service provider relationships and monitor performance of agreed upon duties;
2)	Negotiate and obtain insurance coverage for the Board of Trustees and for the Fund;
3)	Negotiate and obtain fidelity bond coverage for the Trust as stipulated under Rule 17-g-1;
4)	Prepare and maintain Trust compliance manual and SOX Code of Ethics;

(d)       Organize, manage and support the Board of Trustees, including, but not limited to:

1)	Recruit and retain Independent Trustees so as to maintain a ratio of 75% Board members as independent;
2)	Prepare, organize, and distribute materials for the Board of Trustees to provide all necessary information for Board deliberative matters;
3)	Schedule and conduct meetings of the Board of Trustees in such a manner so as to provide adequate discussion of all items and to provide adequate opportunity for deliberation among the full Board and among the independent Trustees, as necessary;
4)	Prepare and distribute minutes of the Board of Trustees meetings;
5)	Provide Chief Compliance Officer services to maintain ongoing compliance supervision and reporting to the Board;

(e)       Provide marketing and distribution services for the Trust and funds, including, but not limited to:

1)	Provide ongoing marketing efforts to attract and retain shareholder assets;

2)	Update the Fund website on a timely basis with current information on Fund portfolios and performance;
3)	Submit interim reports and website information to Fund distributor for review and approval;
4)	Submit performance and fund information to various databases;

2.	FEES AND EXPENSES.

(a)       In consideration of the services to be performed by Smithbridge pursuant to this Agreement, the Trust agrees to pay Smithbridge the fees set forth in the fee schedule attached hereto as Exhibit A.

(b)       In addition to the fees paid under paragraph (a) above, the Trust agrees to reimburse Smithbridge for out-of-pocket expenses or advances incurred by Smithbridge in connection with the performance of its obligations under this Agreement. In addition, any other expenses incurred by Smithbridge at the request or with the consent of the Trust will be reimbursed by the Trust.

(c)       The Trust agrees to pay all fees and reimbursable expense within five days following the receipt of the respective billing notice.

(d)       Smithbridge can elect to wave any or all fees under this agreement during periods that it serves as investment advisor to the funds managed under the Trust.

3.	LIMITATION OF LIABILITY OF Smithbridge.

(a)       Smithbridge shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall not be liable to the Trust for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Trust, advice of the Trust, of counsel for the Trust, and upon statements of the independent accountants of the Trust, and shall not be liable for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of Smithbridge, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct, or reckless disregard of its duties.

(b)       Nothing herein contained shall be construed to protect Smithbridge against any liability to the Trust to which Smithbridge shall otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties to the Trust, reckless disregard of its obligations and duties under this Agreement, or the willful violation of any applicable law.

(c)       Except as may otherwise be provided by applicable law, neither Smithbridge nor its stockholders, officers, directors, employees, or agents shall be subject to, and the Trust shall indemnify and hold such persons harmless from and against, and liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to Smithbridge by the Trust or its authorized agents.

4.	REPORTS.

(a)       The Trust shall provide to Smithbridge on a quarterly basis a report of a duly authorized officer of the Trust representing that all information furnished to Smithbridge during the preceding quarter was true, complete and correct in all material respects. Smithbridge shall not be responsible for the accuracy of any information furnished to it by the Trust or its authorized agents, and the Trust shall hold Smithbridge harmless in regard to any liability incurred by reason of the inaccuracy of such information.

(b)       Whenever, in the course of performing its duties under this Agreement, Smithbridge determines, on the basis of information supplied to Smithbridge by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law my have occurred or, with the passage of time, would occur, Smithbridge shall promptly notify the Trust and its counsel of such violation.

5.	ACTIVITIES OF Smithbridge.

The services of Smithbridge under this Agreement are not to be deemed exclusive, and Smithbridge shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

6.	ACCOUNTS AND RECORDS.

The accounts and records maintained by Smithbridge shall be the property of the Trust, and shall be surrendered to the Trust promptly upon request by the Trust in the form in which such accounts and records have been maintained or preserved. Smithbridge agrees to maintain a back-up set of accounts and records of the Trust (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. Smithbridge shall assist the independent auditors of the Trust, or, upon approval of the Trust, any regulatory body, in any requested review of the accounts and records of the Trust. Smithbridge shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

7.	CONFIDENTIALITY.

Smithbridge agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust.

8.	TERM OF AGREEMENT.

(a)       This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years. This Agreement will automatically renew for successive annual terms unless one party provides written notice to the other party 90 days prior to the annual renewal date that the agreement will not be renewed. Each party to the Agreement has the option to terminate this Agreement during the initial three year term and any renewal period, without penalty, upon 90 days prior written notice.

(b)       Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movements of records and material will be paid by the Trust. Additionally, Smithbridge reserves the right to charge for any other reasonable expense associated with such termination.

9.	MISCELLANEOUS.

a)       Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

b)       The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the Commonwealth of Pennsylvania, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

c)       This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

d)       This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

e)       All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex, facsimile, or email, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:	To Smithbridge:

Manor Investment Funds	Smithbridge Asset Management, Inc.
15 Chester Commons	15 Chester Commons
Malvern, PA 19355	Malvern, PA 19355

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first above written,

Manor Investment Funds	Smithbridge Asset Management, Inc.

By: ___________________________	By: ___________________________

Name: _________________________	Name: _________________________

Title: __________________________	Title: __________________________

Exhibit A

Administrative Services Fee

0.05 % of Net Average Assets